As filed with the Securities and Exchange Commission on March 20, 2008
Securities Act File No. 333-143567

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM N-14

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 [  ]  Pre-Effective Amendment No. 1

   [X]  Post-Effective Amendment No. 1

(Check appropriate box or boxes)

BLACKROCK BOND FUND, INC.
(Exact Name of Registrant as Specified in Charter)

100 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Office)

Registrant’s Telephone Number, including Area Code 800-441-7762

Donald C. Burke
BlackRock Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536
Mailing Address: P.O. Box 9011
Princeton, New Jersey 08543-9011
(Name and Address of Agent for Service)

_________________

Copies to:

Frank P. Bruno, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019-6018	Howard B. Surloff, Esq. BlackRock Advisors, LLC 100 Bellevue Parkway Wilmington, Delaware 19809

No filing fee is required because of reliance on Section 24(f) of the Investment Company Act of 1940.

Master Bond LLC has also executed this Registration Statement.

      This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-143567) (the "N-14 Registration Statement") consists of the following:

      (1)   Facing Sheet of this Registration Statement

      (2)   Part C of this Registration Statement (including signature page).

      Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on July 19, 2007 contained in Pre-Effective Amendment No. 1 to the Fund's N-14 Registration Statement.

      This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin LLP, counsel for the Registrant, as Exhibit 12 to the N-14 Registration Statement. The tax opinion relates to the reorganization of BlackRock Total Return Portfolio, a portfolio of BlackRock Funds II, into BlackRock Bond Fund (now known as “BlackRock Total Return Fund”), a series of BlackRock Bond Fund, Inc.

PART C

OTHER INFORMATION

Item 15.  Indemnification

        Reference is made to Article V of the Registrant’s Articles of Incorporation, Article VI of the Registrant’s By-Laws, Section 2-418 of the Maryland General Corporation Law and Section 9 of the Distribution Agreements.

        Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the “1940 Act”) may be concerned, Article VI of the Registrant’s By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt by the advance, or (c) a majority of a quorum of the Registrant’s disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

        In Section 9 of the Distribution Agreements relating to the securities being offered hereby, the Registrant agrees to indemnify the Distributors and each person, if any, who controls the Distributors within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit Number		Description

1(a)	—	Articles of Incorporation (incorporated by reference to Exhibit 1 to Post-Effective Amendment No. 5 to Registrant’s Registration Statement on Form N-1A (File No. 2-62329)) (“Registration Statement”)).

(b)	—	Articles of Amendment (incorporated by reference to Exhibit 1(b) to Post-Effective Amendment No. 13 to Registrant’s Registration Statement on Form N-1A).

(c)	—
Articles Supplementary reclassifying shares of Intermediate Term Portfolio Series Common Stock (incorporated by reference to Exhibit 1(c) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A).

(d)	—
Articles of Amendment changing name to Merrill Lynch Bond Fund, Inc. (incorporated by reference to Exhibit 1(d) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed on December 15, 2000).

(e)	—
Articles of Amendment to Articles Supplementary renaming Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock of the High Quality Portfolio to Core Bond Portfolio (incorporated by reference to Exhibit 1(e) to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A filed on January 24, 2002).

(f)	—
Articles Supplementary Increasing the Authorized Capital Stock of the Corporation and Creating an Additional Class of Common Stock dated December 9, 2002 (incorporated by reference to Exhibit 1(f) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A filed on December 30, 2002).

(g)	—
Articles of Transfer between the Registrant and The Corporate Fund Accumulation Program, Inc. (filed as Exhibit 1(g) to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A filed on January 14, 2005) (“Post-Effective Amendment No. 35”)).

(h)	—
Articles of Amendment authorizing Master/Feeder Structure (incorporated by reference to Exhibit 1(g) to Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A filed on September 30, 2003).

(i)	—	Articles of Amendment redesignating Class A, Class D and Class I shares (filed as Exhibit 1(i) to Post-Effective Amendment No. 35).

(j)	—
Form of Articles of Amendment changing name to BlackRock Bond Fund, Inc. (filed as Exhibit 1(j) to Post-Effective Amendment No. 38 to the Registrant’s Registration Statement on Form N-1A filed on July 21, 2006 (“Post-Effective Amendment No. 38”)).

(k)	—	Form of Articles of Amendment Reclassifying Shares of Authorized Capital Stock (filed as Exhibit 1(k) to Post-Effective Amendment No. 38).

(l)	—	Form of Articles Supplementary to Articles of Incorporation Increasing the Authorized Capital Stock of the Corporation (filed as Exhibit 1(l) to Post-Effective Amendment No. 38).

(m)	—
Certificate of Correction to the Articles Supplementary to the Articles of Incorporation Increasing the Authorized Capital Stock of the Corporation And Reclassifying Shares of Authorized Capital Stock (filed as Exhibit 1(m) to Post Effective Amendment No. 42 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2008)

(n)	—
Form of Articles Supplementary to Articles of Incorporation Increasing the Authorized Capital Stock of the Corporation and Reclassifying Shares of Authorized Capital Stock (filed as Exhibit 1(m) to Post-Effective Amendment No. 41 to Registrant’s Registration Statement on Form N-1A filed on September 20, 2007 (“Post-Effective Amendment No. 41”).

(o)	—	Articles of Amendment (filed as Exhibit 1(n) to Post Effective Amendment No. 41)

2	—	Amended and Restated By-Laws dated April 14, 2003 (filed as Exhibit 2 to Post-Effective Amendment No. 35).

3	—	Not applicable.

4	—
Form of Agreement and Plan of Reorganization by and between the Registrant, individually and on behalf of BlackRock Bond Fund (“Bond Fund”), Master Bond LLC and BlackRock Funds II, individually and on behalf of BlackRock Total Return Portfolio (“Total Return”), a series of BlackRock Funds II (included as Appendix B to the Proxy Statement and Prospectus included in this Registration Statement).

5	—
Portions of the Articles of Incorporation and the By-Laws of the Registrant defining the rights of shareholders. (Reference is made to Articles V, VI, VII and VIII of the Registrant’s Articles of Incorporation, as amended and supplemented, filed as Exhibits 1(a)-1(m) to this Registration Statement and to Article II, Article III (Sections 1, 3, 5 and 6) and Articles VI, VII, XIII and XV of the Registrant’s Amended and Restated By-Laws, filed as Exhibit 2 to this Registration Statement.)

6(a)	—	Form of Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC (the “Investment Adviser”) (filed as Exhibit 4(a) to Post-Effective Amendment No. 38).

(b)	—	Form of Fee Waiver Agreement between Registrant and the Investment Adviser (filed as Exhibit 4(b) to Post-Effective Amendment No. 38).

(c)	—	Form of Sub-Investment Advisory Agreement between the Investment Adviser and BlackRock Financial Management, Inc. (filed as Exhibit 4(c) to Post-Effective Amendment No. 38).

(d)	—
Form of Fee Waiver/Expense Reimbursement Agreement (filed as Exhibit 6(d) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 (File No. 333-143567) filed on July 19, 2007).

7(a)	—
Form of Unified Distribution Agreement between Registrant and FAM Distributors, Inc. (“FAMD”) (filed as Exhibit 5(a) to Post-Effective Amendment No. 39 to the Registrant’s Registration Statement on Form N-1A filed on September 15, 2006) (“Post-Effective Amendment No. 39”).

(b)	—	Form of Unified Distribution Agreement between Registrant and BlackRock Distributors, Inc. (“BDI”) (filed as Exhibit 5(b) to Post-Effective Amendment No. 38).

8	—	None

9	—
Form of Custodian Agreement between Registrant and State Street Bank and Trust Company (incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Merrill Lynch Maryland Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust (File No. 33-49873), filed on October 30, 2001).

10(a)	—	Form of Unified Investor A Distribution Plan (filed as Exhibit 13(a) to Post-Effective Amendment No. 39).

(b)	—	Form of Unified Investor A1 Distribution Plan (filed as Exhibit 13(b) to Post-Effective Amendment No. 39).

(c)	—	Form of Unified Investor B Distribution Plan (filed as Exhibit 13(c) to Post-Effective Amendment No. 39).

(d)	—	Form of Unified Investor B1 Distribution Plan (filed as Exhibit 13(d) to Post-Effective Amendment No. 39).

(e)	—	Form of Unified Investor B2 Distribution Plan (filed as Exhibit 10(e) to the initial filing of Registrant’s Registration Statement on Form N-14 (File No. 333-143567) filed on June 7, 2007).

(f)	—	Form of Unified Investor C Distribution Plan (filed as Exhibit 13(e) to Post-Effective Amendment No. 39).

(g)	—	Form of Unified Investor C1 Distribution Plan (filed as Exhibit 13(f) to Post-Effective Amendment

No. 39).

(h)	—	Form of Unified Investor C2 Distribution Plan (filed as Exhibit 13(g) to Post-Effective Amendment No. 39).

(i)	—	Form of Unified Class R Distribution Plan (filed as Exhibit 13(h) to Post-Effective Amendment No. 39).

(j)	—
Form of Unified Service Distribution Plan (filed as Exhibit 13(e) to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Merrill Lynch Large Cap Series Funds, Inc. (File No. 333-89389), filed on September 22, 2006).

11	—
Opinion of Miles & Stockbridge P.C., special Maryland counsel to the Registrant (filed as Exhibit 11 to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 (File No. 333-143567) filed on July 19, 2007) .

12	—	Tax opinion of Sidley Austin LLP, tax counsel for the Registrant and Bond Fund.*

13(a)	—	Form of Transfer Agency Agreement between Registrant and PFPC Inc. (filed as Exhibit 8(a) to Post-Effective Amendment No. 39).

(b)	—
Form of Credit Agreement among the Registrant, a syndicate of banks and certain other parties (incorporated by reference to Exhibit 8(b)(7) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of BlackRock Fundamental Growth Fund, Inc. (File No. 33-47875), filed on December 21, 2006).

(c)	—
Form of Termination, Replacement and Restatement Agreement among the Registrant, a syndicate of banks and certain other parties (incorporated by reference to Exhibit 8(b) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of BlackRock Global Growth Fund, Inc. (File No. 333-32899), filed on December 17, 2007).

(d)	—
Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company (incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001).

(e)	—
Form of Securities Lending Agreement between the Registrant and QA Advisors LLC (now BlackRock Investment Management, LLC) dated August 10, 2001 (incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 33-48929), filed on July 24, 2002).

14(a)	—
Consent of Deloitte & Touche LLP, independent registered public accounting firm for Bond Fund (filed as Exhibit 14(a) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 (File No. 333-143567) filed on July 19, 2007).

(b)	—
Consent of Deloitte & Touche LLP, independent registered public accounting firm for Total Return (filed as Exhibit 14(b) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 (File No. 333-143567) filed on July 19, 2007).

15	—	None

16	—	None

17(a)	—
Prospectus and Statement of Additional Information of the Registrant, each dated January 25, 2007 (incorporated by reference to Post-Effective Amendment No. 40 to the Registration on Form N-1A of BlackRock Bond Fund, Inc. (File No. 2-62329), filed on January 25, 2007).

(b)	—
Prospectus for Investor Class Shares, Prospectus for Institutional Shares, Prospectus for Service Shares, each dated January 31, 2007, and the Statement of Additional Information of BlackRock Funds II dated June 1, 2007 (incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on June 1, 2007).

(c)	—
Annual Report to Shareholders of Bond Fund for the year ended September 30, 2006 (incorporated by reference to the Certified Shareholder Report on Form N-CSR of BlackRock Bond Fund of BlackRock Bond Fund, Inc., filed on December 5, 2006).

(d)	—
Semi-Annual Report to Shareholders of Bond Fund for the six months ended March 31, 2007 (incorporated by reference to the Certified Shareholder Report, Semi Annual, on Form N-CSRS of BlackRock Bond Fund of BlackRock Bond Fund, Inc., filed on June 6, 2007).

(e)	—
Annual Report to Shareholders of Total Return for the year ended September 30, 2006 (incorporated by reference to the Certified Shareholder Report on Form N-CSR of BlackRock FundsSM, filed on December 8, 2006).

(f)	—
Semi-Annual Report to Shareholders of Total Return for the six months ended March 31, 2007 (incorporated by reference to the Certified Shareholder Report, Semi Annual, on Form N-CSRS of BlackRock FundsSM, filed on June 6, 2007).

(g)	—	Form of Proxy (incorporated by reference to Exhibit 17(g) to Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of Registrant filed on July 19, 2007.

--------------------------
*	Filed herewith.

Item 17. Undertakings

        (1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

        (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, and State of New York, on the 19th day of March, 2008.

BLACKROCK BOND FUND, INC.
By:	/s/ Donald C. Burke (Donald C. Burke, President and Chief Executive Officer)

Each person whose signature appears below hereby authorizes Denis R. Molleur, Donald C. Burke and Edward Baer, or any of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendments to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald C. Burke	President and Chief Executive Officer (Principal Executive Officer)	March 19, 2008
(Donald C. Burke)
/s/ Neal J. Andrews	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2008
(Neal J. Andrews)
/s/ James H. Bodurtha	Director	March 19, 2008
(James H. Bodurtha)
/s/ Bruce R. Bond	Director	March 19, 2008
(Bruce R. Bond)
/s/ Donald W. Burton	Director	March 19, 2008
(Donald W. Burton)
/s/ Stuart E. Eizenstat	Director	March 19, 2008
(Stuart E. Eizenstat)
/s/ Kenneth A. Froot	Director	March 19, 2008
(Kenneth A. Froot)
Director
(Robert M. Hernandez)

/s/ John F. O’Brien	Director	March 19, 2008
(John F. O’Brien)
Director
(Roberta Cooper Ramo)
/s/ Jean Margo Reid	Director	March 19, 2008
(Jean Margo Reid)
Director
(David H. Walsh)
/s/ Fred G. Weiss	Director	March 19, 2008
(Fred G. Weiss)
/s/ Richard R. West	Director	March 19, 2008
(Richard R. West)
/s/ Richard S. Davis	Director	March 19, 2008
(Richard S. Davis)
Director
(Laurence D. Fink)
/s/ Henry Gabbay	Director	March 18, 2008
(Henry Gabbay)

Master Bond LLC has duly caused this Registration Statement of BlackRock Bond Fund, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, and State of New York, on the 19th day of March, 2008.

MASTER BOND LLC By: /s/ Donald C. Burke (Donald C. Burke, President and Chief Executive Officer)

           Each person whose signature appears below hereby authorizes Denis R. Molleur, Donald C. Burke and Edward Baer, or any of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendments to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald C. Burke	President and Chief Executive Officer (Principal Executive Officer)	March 19, 2008
(Donald C. Burke)
/s/ Neal J. Andrews	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2008
(Neal J. Andrews)
/s/ James H. Bodurtha	Director	March 19, 2008
(James H. Bodurtha)
/s/ Bruce R. Bond	Director	March 19, 2008
(Bruce R. Bond)
/s/ Donald W. Burton	Director	March 19, 2008
(Donald W. Burton)
/s/ Stuart E. Eizenstat	Director	March 19, 2008
(Stuart E. Eizenstat)
/s/ Kenneth A. Froot	Director	March 19, 2008
(Kenneth A. Froot)
Director
(Robert M. Hernandez)
/s/ John F. O’Brien	Director	March 19, 2008
(John F. O’Brien)
Director
(Roberta Cooper Ramo)
/s/ Jean Margo Reid	Director	March 19, 2009
(Jean Margo Reid)

Director
(David H. Walsh)
/s/ Fred G. Weiss	Director	March 19, 2008
(Fred G. Weiss)
/s/ Richard R. West	Director	March 19, 2008
(Richard R. West)
/s/ Richard S. Davis	Director	March 19, 2008
(Richard S. Davis)
Director
(Laurence D. Fink)
/s/ Henry Gabbay	Director	March 18, 2008
(Henry Gabbay)

EXHIBIT INDEX

Exhibit Number		Description
12	—	Tax opinion of Sidley Austin LLP, tax counsel for the Registrant and Bond Fund.